UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

Optimum Fund Trust

(Name of Registrant as Specified In Its Charter)

LPL Financial Holdings Inc.

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On October 21, 2025, the following communication was delivered to holders of Optimum Market Portfolios Accounts with LPL Financial LLC:

Re: Notice of Amendment to your Optimum Market Portfolios (OMP) Account Agreement

Dear Client,

We are writing to inform you of an important change to your OMP account. In response to client feedback, we are amending your agreement so that you will no longer be responsible for voting proxies (although you can elect to remain responsible, as described below). This means you will no longer receive proxy materials in the mail, and you will not receive phone calls or other communications from proxy solicitors hired by the fund companies to encourage your vote.

Effective November 24, 2025, your OMP Account Agreement will be amended to change your right to vote securities held in your account and instead authorize LPL to rely in all instances upon recommendations from Glass, Lewis & Co. (“Glass Lewis”), a third-party proxy advisory services company, for voting proxies for any securities held in your account, except to the extent otherwise prohibited by law. For the avoidance of doubt, in the event that Glass Lewis does not provide a recommendation, LPL will abstain from voting in that campaign. Glass Lewis is a leading global provider of independent corporate governance research and proxy voting solutions, and LPL utilizes Glass Lewis for proxy voting services for several of our other advisory programs.

Please note: you can expressly retain the right and obligation to vote any proxies relating to securities held in the account, provided you complete the enclosed form and submit it to LPL.

Considerations Regarding the Open Voting Campaign for the Optimum Funds

You recently received materials seeking your approval of the investment advisory agreement(s) for the Optimum Fund(s) held in your OMP account. The proposed acquisition (the “Transaction”) by Nomura Holding America Inc. of Macquarie Asset Management’s U.S. and European public investments business which includes the advisory and distribution functions over Optimum Funds held in your OMP account, requires shareholder approval of new advisory agreements for the Optimum Funds.

•	If you have already voted your proxies, there is no need to consider any further action in connection with the Transaction.

•

If you have not yet voted your proxies, but you would like to vote, please take action as described in the proxy materials provided by the Optimum Funds by November 18, 2025. The proxy statement and ballot were mailed to you in July 2025. The proxy statement is available at https://vote.proxyonline.com/macquarie/docs/optimum2025.pdf.

•

If you take no action, the amendment to your agreement will go into effect on the date noted in the second paragraph above, and LPL will vote your proxies in accordance with Glass Lewis’ recommendation. Glass Lewis has publicly indicated that they intend to vote in favor of the Optimum Funds’ new advisory agreements in connection with the Transaction. The amendment to your agreement is intended to get approval of the new advisory agreements for the Optimum Funds.

LPL Benefits from Approval of the Optimum Funds’ New Advisory Agreements

Because we want to be fully transparent, it is important to disclose that LPL has direct financial incentives tied to approval of the Optimum Funds’ new advisory agreements in connection with the Transaction:

•

Consulting Relationship. LPL provides investment consulting services to the adviser of the Optimum Funds, including but not limited to: 1) assisting the adviser in determining whether to employ, maintain or terminate sub-advisers for the Optimum Funds, 2) providing monthly fact sheets describing the performance of the Optimum Funds, 3) providing statistical information and analysis regarding the Optimum Funds and sub-adviser performance, 4) meeting with sub-advisers selected by the adviser to the

Optimum Funds to discuss their performance and prepare reports regarding their evaluations, and 5) helping the adviser make recommendations on sub-advisers to the Board of Trustees by providing the adviser to the Optimum Funds with potential subadviser options. In exchange for these services, LPL receives a consulting fee of up to 0.22% of assets. Thus, approval of the Optimum Funds’ new advisory agreements in connection with the Transaction is directly tied to LPL maintaining that consulting revenue stream.

•	Board/Trustee Ties. A senior executive officer of LPL serves as a trustee to the Optimum Funds, creating further structural alignment between LPL and the Funds’ governance.

•

Low Voter Response. Approval of the Optimum Funds’ new advisory agreements in connection with the Transaction is in doubt, given low response rates to the proxy (at the time of this mailing) and time constraints. If the Optimum Funds do not obtain shareholder approval by November 1, the anticipated closing date of the Transaction, the funds will operate under an interim advisory agreement. In that scenario, any advisory fees earned will be held in escrow until shareholder approval is obtained. Therefore, LPL has an interest in approval, not only to avoid operational uncertainty, but also to avoid delays in compensation.

•

Functional Equivalence to LPL Voting. The amendment to your agreement to appoint LPL to vote proxies in accordance with Glass Lewis’ recommendation, knowing it will vote in favor of the Optimum Funds’ new advisory agreements in connection with the Transaction is functionally the same as if LPL voted them in favor of approval. As a result, LPL has a conflict of interest amending your advisory agreement and causing the appointment of LPL to vote your shares of the Optimum Funds in accordance with Glass Lewis’ recommendation. If you do not affirmatively vote your proxies, LPL will vote your proxies contrary to your views if you oppose approval of the Optimum Funds’ new advisory agreements in connection with the Transaction.

Please be assured, you can retain the full right to vote your shares – both now and in the future - if you vote your shares prior to November 18, 2025, and submit the enclosed form to LPL for future voting campaigns.